--------------------------------------------------------------------------------
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /x/

Filed by a party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-12

                     INTERNATIONAL SPECIALTY PRODUCTS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
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(5) Total fee paid:
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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

(3) Filing Party:
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(4) Date Filed:
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

                        INTERNATIONAL SPECIALTY PRODUCTS
                                 1361 ALPS ROAD
                            WAYNE, NEW JERSEY 07470

  SAMUEL J. HEYMAN
CHAIRMAN OF THE BOARD

                                                                  April 19, 2000

FELLOW STOCKHOLDERS:

     You are cordially invited to attend the International Specialty Products Inc. Annual Meeting of Stockholders to be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York, on Monday,
May 15, 2000, at 10:00 a.m., local time.

     The enclosed notice and proxy statement will provide you with complete information concerning the business to come before the meeting. The Company's 1999 Annual Report to Stockholders is also enclosed.

     I look forward to personally greeting you at the meeting as well as reviewing for you at that time the significant developments at the Company during the past year.


                                          Sincerely,

                                        /s/ Samuel J. Heyman

                                    [LOGO]

                     INTERNATIONAL SPECIALTY PRODUCTS INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2000

                            ------------------------

     The Annual Meeting of Stockholders of International Specialty Products Inc. (the "Company") will be held at 10:00 a.m., local time, on Monday, May 15, 2000, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York, for the following purposes:

     1. To elect seven directors of the Company;

     2. To consider and approve the adoption of the International Specialty Products 2000 Long-Term Incentive Plan;

     3. To consider and approve an amendment to the Company's 1991 Incentive Plan for Key Employees and Directors, as amended, to increase by 4,000,000 the number of shares of Common Stock for which stock options may be granted thereunder and to increase to 600,000 the limit on the number of shares of Common Stock for which stock options may be granted to any eligible person during any calendar year; and

     4. To transact such other business as may properly come before the meeting and all adjournments thereof.

     The Board of Directors has fixed the close of business on March 30, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     A list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, at the office of The Bank of New York, 101 Barclay Street, New York, New York, during ordinary business hours for ten days prior to the meeting.

     The accompanying proxy statement forms a part of this notice.

                                          By Order of the Board of Directors,

                                               /s/ RICHARD A. WEINBERG
                                               -----------------------
                                               RICHARD A. WEINBERG
                                                  Secretary

Wayne, New Jersey
April 19, 2000

     Return of your signed proxy is the only way your shares can be counted unless you personally cast a ballot at the meeting.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT
                     INTERNATIONAL SPECIALTY PRODUCTS INC.

                              300 DELAWARE AVENUE
                                   SUITE 303
                           WILMINGTON, DELAWARE 19801

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

     This Proxy Statement is furnished to stockholders of International Specialty Products Inc. ("ISP" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Monday, May 15, 2000, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York, and at any adjournment or postponement thereof.

     The Board of Directors has set the close of business on March 30, 2000 (the "Record Date") as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. As of the close of business on the Record Date, there were outstanding 68,949,702 shares of the Company's common stock, $.01 par value ("Common Stock"). Holders of record of shares of Common Stock are entitled to one vote for each share held by them as of the Record Date on any matter which may properly come before the meeting.

     Shares represented by a valid unrevoked proxy will be voted at the meeting, or any adjournment or postponement thereof, as specified therein by the person giving the proxy. If no specification is made, the shares represented by such proxy will be voted (1) FOR the election of the Board of Directors' nominees as directors; (2) FOR the adoption of the International Specialty Products 2000 Long-Term Incentive Plan ("2000 LTI Plan"); (3) FOR the approval of the amendment to the Company's 1991 Incentive Plan for Key Employees and Directors, as amended (the "1991 Incentive Plan"); and (4) in the discretion of the persons named as proxies on the enclosed proxy card on such other matters as may properly come before the meeting. Any person giving a proxy may revoke it at any time before its exercise by executing a later dated proxy, by delivery to and receipt by the Company's Secretary of written notice of such revocation, or by attending the meeting and voting in person.

     Stockholders of record holding a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the meeting. Proxies submitted with votes withheld for the election of directors, abstentions and broker non-votes are included in determining whether or not a quorum is present.

     The election of directors of the Company requires the affirmative vote of a plurality of the votes properly cast at the meeting. The vote required for the adoption of the 2000 LTI Plan and the approval of the amendment to the 1991 Incentive Plan is the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Any shares not voted (by abstention, broker non-vote or otherwise) will not be counted as votes cast. Abstentions have the same effect as votes against a proposal. Broker non-votes on proposals are treated as shares as to which the beneficial holders have withheld voting power and, therefore, are not considered as shares entitled to vote on any proposal to which they relate.

     Samuel J. Heyman, Chairman of the Board of ISP, beneficially owns (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) and has the power to vote approximately 76% of the issued and outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." Mr. Heyman has indicated to ISP that he intends to vote, or direct the vote of, such shares FOR the election of the Board of Directors' nominees as directors, FOR adoption of the 2000 LTI Plan and FOR approval of the amendment to the 1991 Incentive Plan. Accordingly, election of the Board of Directors' nominees as directors, the adoption of the 2000 LTI Plan and the approval of the amendment to the 1991 Incentive Plan are assured.

     On July 15, 1998, International Specialty Products Inc. ("Old ISP") merged with and into the Company (then known as ISP Holdings Inc. ("ISP Holdings")). In connection with the merger, ISP Holdings changed its name to International Specialty Products Inc. As used in this proxy statement, "ISP" or the "Company" refers to both Old ISP prior to the merger and the Company subsequent to the merger, unless the context otherwise requires.

     This proxy statement and the proxies solicited hereby are being first sent or delivered to stockholders on or about April 20, 2000.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     Seven (7) directors are to be elected to serve until the next Annual Meeting of Stockholders and until their successors are elected and have been qualified. The persons designated in the enclosed proxy card will vote shares represented by a valid unrevoked proxy FOR the election of each of the nominees named below, unless instructions to the contrary are indicated in the proxy. If any such nominees should be unable to serve for any reason, which the Company does not anticipate, it is intended that proxies will be voted for the election of such other persons as shall be designated by the Board of Directors.

NOMINEES

     The following persons, all of whom are currently directors of ISP, have been nominated for election as directors. Under ISP's By-laws, each director continues in office until the next Annual Meeting of Stockholders and until his successor is elected and qualified. No family relationship exists between any of the directors or executive officers of the Company. The information presented below with respect to each nominee has been furnished by the nominee.

--------------------------------------------------------------------------------

-------------   CHARLES M. DIKER                                          AGE 65
| Photo of  |   Mr. Diker has been a director of ISP since February 1992. He has
| Charles M.|   been a non-managing principal of Weiss, Peck & Greer, an
| Diker     |   investment management firm, since 1975. He also has been
-------------   Chairman of the Board of Cantel Industries Inc., a manufacturer of medical diagnostic and infection control products, since
                1986. Mr. Diker is a director of BeautiControl Cosmetics, a cosmetics company; Data Broadcasting Corporation, a financial data broadcasting company; Chyron Corporation, a designer and manufacturer of digital equipment, software and systems; and AMF
                Bowling, Inc., an owner and operator of, and manufacturer of equipment for, commercial bowling centers.


--------------------------------------------------------------------------------

-------------   CARL R. ECKARDT                                           AGE 69
| Photo of  |   Mr. Eckardt has been a director of ISP since its formation and
| Carl R.   |   was Executive Vice President, Corporate Development, of ISP from
| Eckardt   |   November 1996 to November 1999, which position he also held from
-------------   ISP's formation to January 1994. From January 1994 to November
                1996, Mr. Eckardt was President and Chief Operating Officer of
                ISP. Mr. Eckardt was Vice Chairman of GAF Corporation ("GAF"), an affiliate of the Company, from November 1996 to January 1999 and a director of GAF for more than five years until January
                1999. He was Executive Vice President of GAF for more than five years until November 1996.

--------------------------------------------------------------------------------

-------------   HARRISON J. GOLDIN                                        AGE 64
| Photo of  |   Mr. Goldin has been a director of ISP since its formation. He
| Harrison  |   has been the senior managing director of Goldin Associates,
| J. Goldin |   L.L.C., a consulting firm, since January 1990. Mr. Goldin was
-------------   the Comptroller of the City of New York from 1974 to 1989 and a
                New York State Senator from 1966 to 1973.

--------------------------------------------------------------------------------

-------------   SAMUEL J. HEYMAN                                          AGE 61
| Photo of  |   Mr. Heyman has been a director and Chairman of the Board of ISP
| Samuel J. |   since its formation and was Chief Executive Officer of ISP from
| Heyman    |   its formation to June 1999. Mr. Heyman also has been a director,
-------------   Chairman of the Board, President and Chief Executive Officer of
                GAF and certain of its subsidiaries for more than five years. He has been a director and Chairman of the Board of Building
                Materials Corporation of America ("BMCA"), an indirect, 98.5%- owned subsidiary of GAF, since its formation and has served as Chief Executive Officer of BMCA and certain of its subsidiaries since June 1999, which position he also held from June 1996 to January 1999. He is also the Chief Executive Officer, Manager and General Partner of a number of closely held real estate development companies and partnerships whose investments include commercial real estate and a portfolio of publicly traded securities.

--------------------------------------------------------------------------------

-------------   SANFORD KAPLAN                                            AGE 83
| Photo of  |   Mr. Kaplan has been a director of ISP since November 1992. He
| Sanford   |   has been a private investor and consultant since 1977 when he
| Kaplan    |   retired from Xerox Corporation, where he was a Senior Vice
-------------   President and a director.

--------------------------------------------------------------------------------

-------------   SUNIL KUMAR                                               AGE 50
| Photo of  |   Mr. Kumar has been a director, President and Chief Executive
| Sunil     |   Officer of ISP and President and Chief Executive Officer of
| Kumar     |   certain of its subsidiaries since June 1999. He was a director,
-------------   President and Chief Executive Officer of BMCA and certain of its subsidiaries from May 1995, July 1996 and January 1999, respectively, to June 1999. He also was Chief Operating Officer of BMCA and certain of its subsidiaries from March 1996 to January 1999. Mr. Kumar was President, Commercial Roofing
                Products Division, and Vice President of BMCA from February 1995 to March 1996. From 1992 to February 1995, he was Executive Vice
                President of Bridgestone/Firestone Inc., a retail distributor and manufacturer of tires and provider of automobile services.

--------------------------------------------------------------------------------

-------------   BURT MANNING                                              AGE 68
| Photo of  |   Mr. Manning has been a director of ISP since November 1992. He
| Burt      |   is President of Brookbound Inc., a strategic consulting company.
| Manning   |   He was Chairman of J. Walter Thompson Company, a multinational
-------------   advertising company, from July 1987 to December 1997 and was
                Chief Executive Officer of such company from July 1987 to December 1996. He has served as Chairman Emeritus of such company since January 1998. Mr. Manning is a director of Friendly Ice Cream Corporation.

--------------------------------------------------------------------------------

MEETINGS, COMMITTEES AND DIRECTORS' FEES

     The Board of Directors met eight times in 1999.

     The Board of Directors has delegated certain of its functions and responsibilities to committees of the Board of Directors.

     The Audit Committee reviews the integrity of the Company's financial statements, internal controls, the internal audit function, the function and fees of the independent public accountants and other matters relating to financial and accounting functions. Messrs. Diker, Kaplan and Manning presently comprise the Audit Committee. The Audit Committee met three times during 1999.

     The Compensation and Pension Committee (the "Compensation Committee") is responsible for the review and administration of the Company's compensation practices, policies and plans. Messrs. Diker, Goldin and Manning presently comprise the Compensation Committee. The Compensation Committee met four times during 1999.

     The Board of Directors does not have a nominating committee.

     No directors who are employees of ISP or its affiliates receive compensation for their services as directors. Outside directors receive an annual fee of $18,000 and a fee of $750 per meeting of the Board of Directors. Outside directors are compensated $250 per committee meeting held in connection with a Board of Directors meeting and $750 per committee meeting held independently. An additional fee of $3,000 per year is paid to outside directors who chair a committee. If an outside director chairs more than one committee, no additional compensation is paid. Under the 1991 Incentive Plan, each outside director is granted a non-qualified stock option to purchase 5,000 shares of Common Stock (the "Initial Option") on the date such person becomes an eligible director and an additional non-qualified option to purchase 3,000 shares of Common Stock (an "Additional Option") on each anniversary of the date of grant of the Initial Option. The term of each option granted is nine years. Initial Options are subject to a three-year vesting period, commencing on the first anniversary of the date of grant, and Additional Options are subject to a one-year vesting period, becoming exercisable in full on the first anniversary of the date of grant. The exercise price of the options is equal to the fair market value of the underlying shares on the date of grant. The Company currently has five non-employee directors, Messrs. Diker, Eckardt, Goldin, Kaplan and Manning. Messrs. Diker, Goldin, Kaplan and Manning were each granted an Additional Option to purchase 3,000 shares of Common Stock during 1999.
Mr. Eckardt was granted an Initial Option to purchase 5,000 shares of Common Stock during 2000. Mr. Eckardt also has entered into a consulting arrangement with the Company. Such arrangement is unrelated to Mr. Eckardt's services as a director. See "Compensation of Executive Officers of the Company--Other Agreements."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of March 30, 2000, the Common Stock of the Company was beneficially owned by the Company's directors, the executive officers named in the Summary Compensation Table below, directors and executive officers of the Company as a group, and each person or group known by the Company to be the beneficial owner of more than 5% of the Common Stock as follows:

                                                                           NUMBER OF
                                                                            SHARES
NAME                                                                    BENEFICIALLY OWNED        %
Samuel J. Heyman.....................................................        52,567,240(1)(2)      76%
Sunil Kumar..........................................................           357,516(3)          *
Charles Diker........................................................            46,000(2)(4)       *
Carl R. Eckardt......................................................           921,481           1.3%
Harrison Goldin......................................................            20,000(2)          *
Sanford Kaplan.......................................................            25,000(2)          *
Burt Manning.........................................................            27,000(2)          *
Richard A. Weinberg..................................................           251,833(2)          *
Andrew G. Mueller....................................................            60,220(2)          *
Randall R. Lay.......................................................            77,899(2)          *
Susan B. Yoss........................................................            10,000             *
All directors and executive officers of ISP as a group
  (12 persons).......................................................        54,368,189(1)(2)    78.1%

------------------

 * Less than 1%.

(1) The business address of Mr. Heyman is 1361 Alps Road, Wayne, New Jersey 07470. Mr. Heyman may be deemed to beneficially own (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), and has sole

                                             (Footnotes continued on next page)

(Footnotes continued from previous page)

    voting and investment power in respect of, 52,328,040 of these shares through a general partnership, a limited partnership and a limited liability company. Mr. Heyman disclaims a pecuniary interest in these shares in excess of his partnership interests in such entities.

(2) Includes with respect to Mr. Heyman, 239,200 shares; Mr. Diker, 20,000 shares; Mr. Goldin, 20,000 shares; Mr. Kaplan, 20,000 shares; Mr. Manning, 20,000 shares; Mr. Weinberg, 185,833 shares; Mr. Mueller, 50,000 shares;
    Mr. Lay, 74,996 shares; and all directors and executive officers as a group, 630,029 shares, subject to options granted under the 1991 Incentive Plan which are currently exercisable or will become exercisable within the next 60 days. Includes with respect to Mr. Manning 7,000 shares held jointly with his spouse; Mr. Mueller 2,200 shares held jointly with his spouse and 6,020 shares held in the Company's 401(k) plan as of December 31, 1999; and Mr. Lay 30 shares held as custodian for the benefit of his minor children and 2,873 shares held in the Company's 401(k) plan as of December 31, 1999.

(3) Includes with respect to Mr. Kumar 12,917 shares held in the Company's 401(k) plan as of December 31, 1999 and 11,000 shares held by his spouse.

(4) Includes 4,050 shares held by trusts for the benefit of Mr. Diker's children of which Mr. Diker is trustee; 5,950 shares held by Mr. Diker's spouse, as to which Mr. Diker disclaims beneficial ownership; and 4,000 shares over which Mr. Diker shares investment power, as to which Mr. Diker disclaims beneficial ownership.

               COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors establishes the compensation policies of the Company, evaluates and determines the specific compensation levels for the Company's executive officers and other employees and administers the Company's compensation plans. The Compensation Committee is composed of three independent, non-employee directors who have no interlocking relationships as defined by the rules promulgated by the Securities and Exchange Commission.

  Philosophy

     The objectives of the Company's executive compensation program are to support the Company's strategic goals, to provide compensation that will attract, retain and motivate highly-qualified executives and to align executives' long-term interests with those of the Company's stockholders. The Compensation Committee's philosophy is to compensate the Company's executive officers based primarily on their performance and level of responsibility. Generally, the Company seeks to maintain a competitive position in the executive marketplace with companies identified by the Company, using external surveys, as being of similar size and engaged in similar businesses, by establishing total compensation levels for executive officers competitive with the median total compensation earned by executives with comparable responsibilities in such comparison group. These companies are not necessarily the same as those comprising the peer group index in the performance graph included elsewhere in this proxy statement.

  Executive Compensation

     The principal components of the Company's executive compensation program are base salary, annual incentive compensation and long-term incentive compensation.

     Executive salary levels generally are adjusted annually based on an evaluation of each executive's performance (such as individual managerial accomplishments and current responsibilities of such executive officer) and the Company's budgetary considerations.

     Annual incentive compensation for executive officers is awarded under the Company's Executive Incentive Compensation Program ("EIC") and is based on both corporate and individual performance. In any year, the aggregate EIC pool, if any, for all awards is based principally on the Company's operating income as a percentage of the Company's budgeted operating income established at the beginning of such year. The EIC pool for any year may vary in size depending upon unusual factors affecting the Company's operating results. Individual award targets for each participant in the EIC (including executive officers) are computed as a percentage of base salary based on such participant's grade level. Individual EIC awards may vary from the applicable percentage based on corporate performance as described above or an executive officer's individual performance as described below.

     Specific performance-related targets and objectives for an executive officer are established at the beginning of each year. These individual goals relate to specific business, departmental or managerial objectives that support the Company's overall business plan and other specific corporate goals and strategic objectives established for the year. After considering the evaluations and recommendations of the executive officer's supervisor and a senior management committee comprised of the Company's Chairman, President and Chief Executive Officer and Senior Vice President, Human Resources, the Compensation Committee determines an executive officer's individual EIC award based on the Company's financial performance, such officer's achievement of these pre-established targets and goals and such officer's contribution to the Company's overall performance. It also exercises discretion in view of the Company's compensation objectives and policies described above to determine total annual compensation. Based upon the foregoing criteria, the Compensation Committee determined that an aggregate of $1,100,000 in EIC awards should be paid to the Company's executive officers for the year ended December 31, 1999.

     In addition to the EIC awards, from time to time, the Compensation Committee may award Company employees (including executive officers) annual incentive compensation for extraordinary individual performance and contribution to the Company. The Compensation Committee awarded one executive officer $35,000 in recognition of extraordinary individual performance for the year ended December 31, 1999.

     The Compensation Committee has believed that stock ownership by management encourages management to enhance stockholder value. Accordingly, options to purchase shares of Common Stock have been an important component of the Company's performance-based compensation philosophy and have provided a vehicle by which executive officers can obtain a stake in the Company, thus motivating them to increase the Company's profitability. The Compensation Committee generally has granted options to executive officers under the 1991
Incentive Plan on a regular, periodic basis based upon the executive's individual performance, respective grade level and the Company's stock price at the time of grant. The Compensation Committee also has granted from time to time options to executives based on individual merit, taking into account, among other things, an evaluation of the executive's past or potential contribution to the Company or its subsidiaries and recommendations by the Company's management, including the Chairman. In 1999, such special option grants included options granted under the ISP Future Leadership Program, which was adopted by the Board of Directors in December 1995 as part of the 1991 Incentive Plan. During 1999, non-qualified stock options for an aggregate of 886,935 shares of Common Stock were granted to the Company's executive officers, including options for 6,075 shares granted under the ISP Future Leadership Program.

     Options under the 1991 Incentive Plan may be granted from time to time until June 28, 2000, the expiration date of the 1991 Incentive Plan. The Compensation Committee recently reviewed the Company's executive compensation policy and the 1991 Incentive Plan and, on February 28, 2000, determined to adopt, subject to stockholder approval, the International Specialty Products 2000 Long-Term Incentive Plan, a long-term incentive plan based on the Company's book value rather than market value. The Compensation Committee believes that in view of the decline in the Company's stock price, such an incentive plan will better reflect and measure the value of the Company and the contributions of the Company's employees, as well as provide a meaningful incentive to employees and greater flexibility to the Company in attracting and retaining highly qualified executives. See "Proposal No. 2--Adoption of the International Specialty Products 2000 Long-Term Incentive Plan."

  Compensation of the Chief Executive Officer

     The Compensation Committee reviews and evaluates the Chief Executive Officer's total compensation package annually. Although the Compensation Committee's bases for determining the Chief Executive Officer's compensation are substantially the same as discussed above with respect to the Company's other executive officers, the Compensation Committee relies more heavily on the Company's financial performance, overall financial condition and achievement of annual and strategic corporate objectives in determining the total annual and long-term compensation for the Chief Executive Officer. Among the criteria used in determining the compensation of the Chief Executive Officer are (i) the Company's financial performance compared to its performance in the prior year, including the Company's operating income, revenues, net income per share and overall financial condition, and (ii) the Company's actual financial performance compared to its annual business plan. Based on the foregoing criteria during 1999, the Compensation Committee maintained Mr. Heyman's annual base salary of $581,500 until he stepped down as Chief Executive Officer, at which time Mr. Heyman's annual base salary was lowered to $100,000. Upon Mr. Kumar's commencement of employment with the Company as President and Chief Executive Officer, the Compensation Committee determined that Mr. Kumar should receive an annual base salary of $325,000. Mr. Kumar also received two grants of options under the 1991 Incentive Plan, one to purchase 100,000 shares of Common Stock at an exercise price of $4.781 and the other to purchase 500,000 shares of Common Stock at an exercise price of $9.563. These options are subject to certain vesting requirements, and the latter option is subject to stockholder approval of the proposed amendment to the 1991 Incentive Plan. See "--Options and Stock Appreciation Rights" and "Proposal No. 3--Amendment to the 1991 Incentive Plan."

     In connection with Mr. Kumar's commencement of employment with the Company as President and Chief Executive Officer, the Compensation Committee determined that for competitive and other business reasons, including for retention purposes and to align further Mr. Kumar's interests with those of the Company's stockholders, Mr. Kumar should be granted the right to purchase 318,599 shares of Common Stock for a purchase price of $9.563 per share, or an aggregate of $3,046,762. The Company loaned Mr. Kumar the funds to pay the purchase price of the shares at an interest rate of six percent (6%) per annum. The principal amount of the loan is payable in four installments; however, if Mr. Kumar remains continuously employed by the Company through each installment date, the principal amount of the loan due on such date will be forgiven. See "--Other Agreements."

     Messrs. Heyman and Kumar are also eligible to participate in the EIC to the same extent as other executive officers of the Company. Based on the Compensation Committee's evaluation of both corporate and individual achievement of performance-related goals as described above, Mr. Heyman was entitled to receive an EIC award for 1999, but voluntarily waived his award so that the aggregate EIC pool for 1999 could be awarded in its entirety to the other executives of the Company. Based on the performance criteria described above, Mr. Kumar received an EIC award of $300,000 for 1999. The Compensation Committee also considers Mr. Kumar's total compensation package relative to that of other chief executive officers in the comparison group of companies of similar size and in similar businesses to the Company described above. The Company believes that Mr. Kumar's compensation is below the average of that paid to chief executive officers of such comparable companies.

     Members of the Compensation Committee:

     Charles M. Diker
     Harrison J. Goldin
     Burt Manning

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by each person who served as ISP's Chief Executive Officer in 1999; the four other most highly compensated executive officers who were employed by the Company or its subsidiaries as of December 31, 1999; and a former executive officer who would have been one of the four other most highly compensated executive officers had he not retired from the Company before December 31, 1999.

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                        ------------
                                                  ANNUAL COMPENSATION                   SECURITIES
                                    ------------------------------------------------    UNDERLYING
NAME AND PRINCIPAL                                                      OTHER ANNUAL     OPTIONS/         ALL OTHER
POSITION                            YEAR     SALARY        BONUS        COMPENSATION     SARS(1)          COMPENSATION
----------------------------------- ----    --------      --------      ------------    ------------      ------------

Samuel J. Heyman .................. 1999    $340,750      $      0        $ --                   0          $ 13,601(7)
  Chairman of the Board             1998     581,500             0          --                   0            21,352(7)
                                    1997     579,125             0          --                   0            20,579(7)

Sunil Kumar ....................... 1999    $174,500(2)   $300,000(2)     $ --             600,000(2)       $  6,975(2)
  President and Chief Executive     1998          --(2)         --(2)       --              --    (2)             --(2)
  Officer                           1997          --(2)         --(2)       --              --    (2)             --(2)

Richard A. Weinberg ............... 1999    $281,700      $250,000(3)     $ --              95,140(9)       $850,694(3)
  Executive Vice President, General 1998     260,875       235,000          --             378,056(3)        360,705(3)
  Counsel and Secretary             1997     252,475       250,000          --                   0            15,118(3)

Andrew G. Mueller ................. 1999    $256,250      $125,000        $ --              35,000          $ 21,221(4)
  Executive Vice President,         1998     250,000        90,956          --              25,000            25,199(4)
  Operations                        1997     166,667(4)     92,226(4)       43,701(4)       50,000(4)         15,155(4)

Randall R. Lay .................... 1999    $230,000      $ 85,000        $ --              32,500          $207,590(5)
  Executive Vice President and      1998     188,550        61,268          --             128,165(5)        360,545(5)
  Chief Financial Officer           1997     126,216        61,242          --                   0            13,791(5)

Susan B. Yoss ..................... 1999    $217,500      $160,000        $ --              32,575(9)       $ 14,806(6)
  Senior Vice President and         1998     174,231(6)     57,172(6)       --              36,775(6)          6,496(6)
  Treasurer                         1997       --(6)            --(6)       --                  --(6)             --(6)

Carl R. Eckardt ................... 1999    $318,736      $100,000        $ --              59,720(8)       $ 24,198(8)
  Former Executive Vice President,  1998     340,704       140,000          --                   0             8,649(8)
  Corporate Development(8)          1997     340,704       156,277          --                   0             8,500(8)

------------------
(1) The options are for shares of Common Stock. See Notes (3) and (5) below and "--Options and Stock Appreciation Rights."

(2) Included in "All Other Compensation" for Mr. Kumar are: $2,869, representing the Company's contribution under the Company's 401(k) plan in 1999; $2,736 for the premium paid by the Company for a life insurance policy in 1999;
    and $1,370 for the premium paid by the Company for a long-term disability policy in 1999. Mr. Kumar commenced employment with the Company in June 1999.

(3) Included in "All Other Compensation" for Mr. Weinberg are: $11,300 in each of 1999, 1998 and 1997, representing the Company's contribution under the Company's 401(k) plan in such year; $1,938, $1,264 and $1,914 for the premiums paid by the Company for a life insurance policy in 1999, 1998 and 1997, respectively; and $1,963, $1,963 and $1,904 for the premiums paid by the Company for a long-term disability policy in 1999, 1998 and 1997, respectively. In connection with the merger of Old ISP into ISP Holdings, the options to purchase shares of redeemable convertible preferred stock of ISP Holdings ("ISP Holdings Options"), including ISP Holdings Options held by Mr. Weinberg, were terminated. In consideration of the termination of the ISP Holdings Options held by Mr. Weinberg, Mr. Weinberg received, subject to his continued employment through each vesting date (the last of which will occur in December 2003), options to purchase 378,056 shares of Common Stock under the 1991 Incentive Plan (which options are included in "Securities Underlying Options/SARs" for 1998) and the right to receive cash payments of $3,238,358 in the aggregate. Mr. Weinberg received $835,493 and $346,178 of

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    these cash payments in 1999 and 1998, respectively, which amounts are included in "All Other Compensation" for Mr. Weinberg for such years.

(4) Included in "Other Annual Compensation" for Mr. Mueller are a relocation allowance of $25,882 and a tax reimbursement of $17,819 in 1997. Included in "All Other Compensation" for Mr. Mueller are: $11,700, $11,700 and $2,310, representing the Company's contribution under the Company's 401(k) plan in 1999, 1998 and 1997, respectively; $7,558, $11,536 and $11,536 for the premiums paid by the Company for a life insurance policy in 1999, 1998 and 1997, respectively; and $1,963, $1,963 and $1,309 for the premiums paid by the Company for a long-term disability policy in 1999, 1998 and 1997, respectively. Mr. Mueller commenced employment with the Company in May
    1997.

(5) Included in "All Other Compensation" for Mr. Lay are: $11,450 in each of 1999, 1998 and 1997, representing the Company's contribution under the Company's 401(k) plan in such year; $2,814, $1,437 and $1,350 for the premiums paid by the Company for a life insurance policy in 1999, 1998 and 1997, respectively; and $1,806, $1,480 and $991 for the premiums paid by the Company for a long-term disability policy in 1999, 1998 and 1997, respectively. In connection with the merger of Old ISP into ISP Holdings, the ISP Holdings Options, including ISP Holdings Options held by Mr. Lay, were terminated. In consideration of the termination of the ISP Holdings Options held by Mr. Lay, Mr. Lay received, subject to his continued employment through each vesting date (the last of which will occur in December 2002), options to purchase 113,865 shares of Common Stock under the 1991 Incentive Plan (which options are included in "Securities Underlying Options/SARs" for 1998) and the right to receive cash payments of $1,169,566 in the aggregate. Mr. Lay received $191,520 and $346,178 of these cash payments in 1999 and 1998, respectively, which amounts are included in "All Other Compensation" for Mr. Lay for such years.

(6) Included in "All Other Compensation" for Ms. Yoss are: $11,450 and $4,735, representing the Company's contribution under the Company's 401(k) plan in 1999 and 1998, respectively; $1,649 and $393 for the premiums paid by the Company for a life insurance policy in 1999 and 1998, respectively; and $1,707 and $1,368 for the premiums paid by the Company for a long-term disability policy in 1999 and 1998, respectively. Ms. Yoss commenced employment with the Company in February 1998.

(7) Included in "All Other Compensation" for Mr. Heyman are: $11,138, $18,889 and $18,116 for the premiums paid by the Company for a life insurance policy in 1999, 1998 and 1997, respectively; and $1,963 in each of 1999, 1998 and 1997 for the premiums paid by the Company for a long-term disability policy in such year. Mr. Heyman also was Chief Executive Officer of the Company until June 1999.

(8) Included in "All Other Compensation" for Mr. Eckardt are: $7,713 and $9,703 in benefits paid to Mr. Eckardt in 1999 under the Company's non-qualified retirement plan and as supplemental retirement benefits, respectively; $4,818, $6,686 and $6,537 for the premiums paid by the Company for a life insurance policy in 1999, 1998 and 1997, respectively; and $1,963 in each of 1999, 1998 and 1997 for the premiums paid by the Company for a long-term disability policy in such year. Mr. Eckardt retired from the Company as of November 19, 1999. The options to purchase 59,720 shares of Common Stock granted to Mr. Eckardt in 1999 were cancelled in accordance with their terms upon Mr. Eckardt's retirement. See "--Other Agreements."

(9) Excluded are stock appreciation rights relating to shares of the common stock of an affiliate of the Company. See Note (6) to the first table under "--Options and Stock Appreciation Rights."

OPTIONS AND STOCK APPRECIATION RIGHTS

     The following two tables summarize options to acquire Common Stock granted during 1999 to the executive officers named in the Summary Compensation Table above, the potential realizable value of such options and the value of the unexercised options held by such persons at December 31, 1999. No options were exercised by such persons during 1999.

                   ISP COMMON STOCK OPTION GRANTS IN 1999(6)

                                       % OF TOTAL                                           POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF    OPTIONS                                                         ASSUMED
                          SECURITIES   GRANTED TO   EXERCISE/     MARKET                     ANNUAL RATES OF STOCK PRICE
                          UNDERLYING   EMPLOYEES      BASE        PRICE                     APPRECIATION FOR OPTION TERM
                           OPTIONS     IN FISCAL      PRICE      ON DATE    EXPIRATION   -----------------------------------
NAME                      GRANTED(1)    1999        ($/SHARE)    OF GRANT     DATE          0%          5%           10%
------------------------  ----------   ----------   ----------   --------   ----------   --------   ----------    ----------
Samuel J. Heyman .......     --          --            --           --         --           --          --            --

Sunil Kumar ............    100,000(2)     2.9%      $  4.781    $  9.563    06/22/05    $478,200   $1,005,435    $1,776,805
                            500,000(3)    14.4%      $  9.563    $  9.563    06/22/08    $  --      $2,636,176    $6,493,027

Richard A. Weinberg ....     50,000(2)     1.4%      $  4.875    $  9.750    02/10/05    $243,750   $  512,523    $  905,749
                             45,140(4)     1.3%      $ 10.188    $ 10.188    06/30/08    $  --      $  253,548    $  624,502

Andrew G. Mueller ......     35,000(4)     1.0%      $ 10.188    $ 10.188    06/30/08    $  --      $  196,593    $  484,217

Randall R. Lay .........     32,500(4)     0.9%      $ 10.188    $ 10.188    06/30/08    $  --      $  182,550    $  449,630

Susan B. Yoss ..........     29,500(4)     0.9%      $ 10.188    $ 10.188    06/30/08    $  --      $  165,699    $  408,126
                              3,075(2)     0.1%      $  4.594    $  9.188    12/31/05    $ 14,127   $   29,703    $   52,493

Carl R. Eckardt ........     59,720(5)     1.7%      $ 10.188    $ 10.188    06/30/08    $  --      $  335,443(5) $  826,213(5)

------------------
(1) All stock options represent options to purchase shares of Common Stock and were granted under the 1991 Incentive Plan. The 1991 Incentive Plan provides that the vesting of options will be accelerated automatically if at any time following a "Change of Control" (as defined), the Company terminates without cause the optionee's employment, the optionee's employment is terminated as a result of his death or permanent disability or the optionee terminates his employment for "good reason" (as defined).

(2) These options fully vest 2 1/2 years from the date of grant, and, to the extent vested, are exercisable for six years from the date of grant.

(3) These options vest over a five-year period at the rate of 20% per year on each anniversary of the date of grant, and, to the extent vested, are exercisable for nine years from the date of grant. See "Proposal
    No. 2--Adoption of the International Specialty Products 2000 Long-Term Incentive Plan--New Plan Benefits Under the 2000 LTI Plan."

(4) These options vest over a three-year period at the rate of 33 1/3% per year on each anniversary of the date of grant, and, to the extent vested, are exercisable for nine years from the date of grant.

(5) These options would have vested over a three-year period at the rate of 33 1/3% per year on each anniversary of the date of grant. Upon
    Mr. Eckardt's retirement from the Company in November 1999, all of these options were cancelled in accordance with their terms.

(6) Excluded are stock appreciation rights ("SARs") relating to 13,089 shares and 4,363 shares of the common stock of an affiliate of the Company issued to Mr. Weinberg and Ms. Yoss, respectively, as of December 31, 1999. These SARs represent the right to receive a cash payment based upon the appreciation in value of the specified number of shares of such affiliate's common stock over the determined initial Book Value (as defined) per share of such affiliate's common stock. The SARs vest over a five-year period, subject to earlier vesting under certain circumstances, including in connection with a change of control, and have no expiration date. The SARs held by Mr. Weinberg and Ms. Yoss have potential realizable values of $175,580 and $58,527, respectively, at a 5% assumed annual rate of Book Value appreciation and $444,954 and $148,318, respectively, at a 10% assumed annual rate of Book Value appreciation. Such potential realizable values are calculated on the basis of a ten-year period from the date of grant.

             VALUE OF ISP COMMON STOCK OPTIONS AT DECEMBER 31, 1999

                                                                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED       IN-THE-MONEY ISP OPTIONS
                                                                   ISP OPTIONS AT 12/31/99         AT 12/31/99(1)
NAME                                                               EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----------------------------------------------------------------   -------------------------    -------------------------
Samuel J. Heyman................................................         209,200/30,000             $262,560/$ 65,640
Sunil Kumar(2)..................................................              0/600,000             $      0/$440,700
Richard A. Weinberg(2) .........................................        143,404/367,202             $      0/$215,650
Andrew G. Mueller...............................................              0/110,000             $      0/$      0
Randall R. Lay(2) ..............................................         74,996/118,359             $  5,599/$  1,824
Susan B. Yoss(2) ...............................................               0/69,350             $      0/$ 17,330
Carl R. Eckardt.................................................              178,120/0             $129,032/$      0

------------------

(1) Options for 150,000, 100,000, 50,000, 10,520, 78,520, and 8,200 shares of
    Common Stock were in-the-money for Messrs. Heyman, Kumar, Weinberg, Lay, Eckardt and Ms. Yoss, respectively, at December 31, 1999 and none of the options held by Mr. Mueller were in-the-money at December 31, 1999.

(2) Excluded are SARs held by Messrs. Kumar, Weinberg, Lay and Ms. Yoss, relating to the common stock of an affiliate of the Company, as follows: Mr. Kumar--12,526 exercisable SARs, 5,165 of which were in-the-money and had a value of $37,649, and 5,284 unexercisable SARs, 3,444 of which were in-the-money and had a value of $25,100 as of December 31, 1999; Mr. Weinberg--7,392 exercisable SARs, all of which were in-the-money and had a value of $41,532, and 18,017 unexercisable SARs, 4,928 of which were in-the-money and had a value of $27,689 as of December 31, 1999; Mr. Lay--2,227 exercisable SARs, all of which were in-the-money and had a value of $3,883, and 1,484 unexercisable SARs, all of which were in-the-money and had a value of $2,589 as of December 31, 1999; and Ms. Yoss--4,363 SARs, none of which were exercisable or in-the-money as of December 31, 1999.

PENSION PLANS

     Non-Qualified Retirement Plan. The Company has a non-qualified retirement plan for the benefit of certain key employees (the "Retirement Plan"). The benefit payable under the Retirement Plan, which vests in accordance with a 10-year schedule, consists of an annual payment commencing at age 65 equal to 25% of a covered employee's last full year's base salary. The benefit continues for the longer of 15 years or the joint lifetimes of the employee or his or her spouse. If a covered employee dies while employed by the Company or a subsidiary, a death benefit of 36% of the employee's base salary at the date of death is payable for a term of 15 years to the employee's beneficiary.

     No new participants have been admitted to the Retirement Plan since January 1989 and it is not anticipated that any new participants will be admitted hereafter. Of the executive officers named in the Summary Compensation Table, only Messrs. Heyman and Eckardt participate in the Retirement Plan.

     The following table shows, for the salary levels and years of service indicated, the annual pension benefit, payable commencing at age 65 to participants in the Retirement Plan.

                         NON-QUALIFIED RETIREMENT PLAN
                           ANNUAL PAYMENTS AT AGE 65

                                               YEARS OF SERVICE
             -------------------------------------------------------------------------------------
 SALARY         5           10           15           20           25           30           35
--------     -------     --------     --------     --------     --------     --------     --------
$250,000     $31,250     $ 62,500     $ 62,500     $ 62,500     $ 62,500     $ 62,500     $ 62,500
 300,000      37,500       75,000       75,000       75,000       75,000       75,000       75,000
 350,000      43,750       87,500       87,500       87,500       87,500       87,500       87,500
 400,000      50,000      100,000      100,000      100,000      100,000      100,000      100,000
 450,000      56,250      112,500      112,500      112,500      112,500      112,500      112,500
 500,000      62,500      125,000      125,000      125,000      125,000      125,000      125,000
 550,000      68,750      137,500      137,500      137,500      137,500      137,500      137,500
 600,000      75,000      150,000      150,000      150,000      150,000      150,000      150,000
 650,000      81,250      162,500      162,500      162,500      162,500      162,500      162,500
 700,000      87,500      175,000      175,000      175,000      175,000      175,000      175,000

     The years of service covered by the Retirement Plan are fourteen years for each of Mr. Heyman and Mr. Eckardt. Current salaries covered by the Retirement Plan are the amounts set forth under the "salary" column of the Summary Compensation Table for the above-named executive officers. The annual pension benefit is not subject to reduction for Social Security and other benefits and is computed on a straight-life annuity basis.

     Additional arrangements. ISP agreed to provide Mr. Eckardt, at age 67, a $200,000 annuity comprising two pieces: (i) the benefits payable under the Retirement Plan described above, and (ii) a supplemental retirement benefit representing the difference between $200,000 per year and the benefit payable under the Retirement Plan. The supplemental retirement benefit has fully vested. Mr. Eckardt, who retired from the Company in November 1999, received $7,713 in benefits under the Retirement Plan and $9,703 in supplemental retirement benefits in 1999. These payments are reflected in the "All Other Compensation" column of the Summary Compensation Table.

OTHER AGREEMENTS

     In connection with his becoming President and Chief Executive Officer of ISP, on September 29, 1999, the Company granted to Mr. Kumar the right to purchase, and on such date Mr. Kumar purchased, 318,599 shares of Common Stock for a purchase price of $9.563 per share, or an aggregate of $3,046,762. Under the purchase agreement, the Company loaned to Mr. Kumar the funds to purchase the shares, which loan is evidenced by a recourse promissory note ("Note") of Mr. Kumar in the foregoing principal amount. The Note bears interest at a rate of six percent (6%) per annum. The principal amount of the Note is payable in four installments on each June 11 of the years 2001, 2002 and 2003 and on January 11, 2004, the first three of which are in the amount of $761,691 each and the last of which is for the balance of the then outstanding principal amount. If Mr. Kumar remains continuously employed by the Company or any of its subsidiaries through each installment payment date, the principal amount due on such installment payment date will be forgiven, so that if Mr. Kumar remains continuously employed by the Company or any of the subsidiaries through January 11, 2004, the loan and the Note will be discharged and cancelled in full, provided that all interest due on the Note has been paid. In addition, if a "Change of Control" (as defined) occurs, and at any time following such Change of Control, the Company (or its successor) terminates without "cause" (as defined) Mr. Kumar's employment, or Mr. Kumar's employment is terminated as a result of his death or permanent disability, or Mr. Kumar terminates his employment for "good reason" (as defined), the principal amount of the loan then outstanding shall be immediately forgiven. If Mr. Kumar's employment with the Company is otherwise terminated for any reason whatsoever, the entire principal balance outstanding, together with all interest accrued thereon, will be immediately due and payable at the Company's election.

     Upon his retirement from the Company, Mr. Eckardt entered into a consulting agreement with the Company pursuant to which Mr. Eckardt agreed to provide the Company with consulting services for a term of two years, expiring on November 19, 2001, unless earlier terminated or extended by mutual written agreement of the parties. In accordance with the consulting agreement, Mr. Eckardt will receive from the Company $1,900 for each day on which he provides consulting services to the Company during the term of the agreement.

     For information with respect to certain other arrangements relating to certain executive officers, see also Notes (3) and (5) under "--Summary Compensation Table."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Common Stock, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Form 4 or 5), of securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders also are required to furnish the Company with copies of all forms that they file pursuant to Section 16(a).

     To the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required for those persons, the Company believes that its executive officers, directors and greater than 10% beneficial owners complied with the Section 16(a) filing requirements applicable to them during 1999.

PERFORMANCE GRAPH

     The following graph compares the performance of the Common Stock with the performance of the Standard & Poor's 500 Index and the Standard & Poor's Specialty Chemicals Index for the period January 1, 1995 through the end of 1999. The graph assumes that the value of the investment in Common Stock and in each index was $100 on December 31, 1994 and that all dividends were reinvested.

                            STOCK PRICE PERFORMANCE
                        TOTAL RETURN ON $100 INVESTMENT
                             (DIVIDENDS REINVESTED)

                                   [CHART]


                                         Dec 94    Dec 95    Dec 96    Dec 97    Dec 98    Dec 99
                                         ------    ------    ------    ------    ------    ------

International Specialty Products Inc.     100       153       172       210       190       129
S&P 500 Index                             100       138       169       226       290       351
S&P Specialty Chemicals Index             100       131       135       167       142       157



     The foregoing graph is not incorporated in any prior or future filings of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, directly or by reference to the incorporation of proxy statements of the Company, unless the Company specifically incorporates the graph by reference, and the graph shall not otherwise be deemed filed under such Acts.

                              CERTAIN TRANSACTIONS

MANAGEMENT AGREEMENT

     Pursuant to a management agreement (the "Management Agreement"), which expires at the end of 2000, the Company provides certain general management, administrative, legal, telecommunications, information and facilities services to certain of its affiliates, including GAF, BMCA, G-I Holdings Inc. and GAF Fiberglass Corporation. Charges by the Company for providing such services aggregated $6.1 million for 1999. Such charges consist of management fees and other reimbursable expenses attributable to, or incurred by the Company for the benefit of, the respective parties, which are based on an estimate of the costs the Company incurs to provide such services. Effective January 1, 2000, the term of the Management Agreement was extended through the end of 2000, and the management fees payable under the agreement were increased. In addition, the Management Agreement was amended to reflect the Company's obligation to pay to G-I Holdings Inc. annual lease payments in the amount of $57,300 for the use of one of the Company's sales offices. Total payments in connection with this lease for the year 2000 are expected to be $473,081, which includes the annual rent and arrearages in the amount of $419,381. The Company and BMCA also allocate a portion of the management fees payable by BMCA under the Management Agreement to separate lease payments for the use of BMCA's headquarters. Based on the services provided by the Company in 1999 under the Management Agreement, the aggregate amount payable to the Company under the Management Agreement for 2000, net of the lease payments to G-I Holdings Inc., is expected to be approximately $6.1 million. Although, due to the unique nature of the services provided under the Management Agreement, comparisons with third party arrangements are difficult, the Company believes that the terms of the Management Agreement, taken as a whole, are no less favorable to the Company than could be obtained from an unaffiliated third party. Certain of the executive officers of the Company perform services for affiliates of the Company pursuant to the Management Agreement, and the Company is indirectly reimbursed therefor by virtue of the management fees and other reimbursable expenses payable under the Management Agreement.

TAX SHARING AGREEMENT

     The Company was a party to tax sharing agreements with members of the GAF consolidated tax group (the "GAF Group"). As a result of a series of transactions (the "Separation Transactions") involving GAF and its subsidiaries on January 1, 1997 that resulted in, among other things, the capital stock of ISP Holdings being distributed to the stockholders of GAF, the Company is no longer included in the consolidated Federal income tax returns of GAF, and therefore, such tax sharing agreements are no longer applicable with respect to the tax liabilities of the Company for periods subsequent to the Separation Transactions. The Company remains obligated, however, with respect to tax liabilities imposed or that may be imposed for periods prior to the Separation Transactions. Among other things, those tax sharing agreements provide for the sharing of the GAF Group's consolidated tax liability based on each member's share of the tax as if such member filed on a separate basis. Accordingly, a payment of tax would be made to GAF equal to the Company's allocable share of the GAF Group's consolidated tax liability. Alternatively, the Company would be entitled to refunds if losses or other attributes reduce the GAF Group's consolidated tax liability. Moreover, foreign tax credits generated by the Company not utilized by GAF will be refunded by GAF or its subsidiary to the Company, if such credits expire unutilized upon termination of the statute of limitations for the year of expiration. Furthermore, those tax-sharing agreements provide for an indemnification to the Company for any tax liability attributable to another member of the GAF Group.

SALES TO AFFILIATES

     BMCA, an indirect subsidiary of GAF and an affiliate of the Company, and its subsidiaries purchase from the Company all of their colored roofing granules requirements under a requirements contract, except for the requirements of their California and Oregon roofing plants and a portion of the requirements of their Indiana roofing plant, which are supplied by a third party. Effective
January 1, 1999, this contract was amended to cover, among other things, purchases of colored roofing granules by BMCA's subsidiaries. This contract is subject to annual renewal unless terminated by either party to the agreement. In 1999, BMCA and its subsidiaries purchased a total of $57.3 million of mineral products from the Company, representing 7.3% of the Company's total net sales and 65.7% of the Company's net sales of mineral products. The Company's supply arrangements with BMCA and its subsidiaries are at prices and on terms which the Company believes are no less favorable to it than could be obtained from an unaffiliated third party.

CERTAIN OTHER TRANSACTIONS

     For a discussion of certain arrangements with executive officers of the Company, see "Compensation of Executive Officers of the Company--Other Agreements" and "--Pension Plans--Additional Arrangements."

     In April 2000, the Company made a loan to Mr. Weinberg in the principal amount of $143,635 to enable such executive officer to satisfy certain withholding tax obligations in connection with the award by the Company to him of 65,000 shares of unrestricted Common Stock. The loan bears interest at an annual rate of 6.45% and is due and payable in full, together with accrued interest thereon, on April 15, 2001.

     The Company invests primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions, including, at times, common stock short positions which are offsets against long positions in securities which are expected, under certain circumstances, to be exchanged or converted into the short positions. The latter category of investments is administered, at no cost or charge to the Company, by certain investment partnerships controlled by Mr. Heyman and his family, and, when purchased or sold on the same day as investments purchased or sold by members of the ISP group of companies, and certain Heyman family enterprises, are effected at the same price as the investments of such other entities.

                                   PROPOSAL 2
                ADOPTION OF THE INTERNATIONAL SPECIALTY PRODUCTS
                         2000 LONG-TERM INCENTIVE PLAN

BACKGROUND

     The Board of Directors is proposing for stockholder approval the International Specialty Products 2000 Long-Term Incentive Plan (the "2000 LTI Plan"). The 2000 LTI Plan is intended to provide benefits which will attract and retain highly qualified persons as officers and employees of the Company and its subsidiaries, by providing a long-term incentive system that supports the Company's business strategy and emphasizes pay for performance by tying reward opportunities to corporate goals.

     The following description of the 2000 LTI Plan is qualified in its entirety by reference to the full text of the 2000 LTI Plan, which is attached to this proxy statement as Annex A. In the event that this description and the 2000 LTI Plan are in conflict, the text of the 2000 LTI Plan will control in all cases.

     In 1991, the Company adopted the 1991 Incentive Plan for the purposes of retaining and attracting key employees. As of March 30, 2000, options to purchase 7,134,801 shares of Common Stock had been granted under the 1991 Incentive Plan (a portion of which is subject to stockholder approval of the proposed amendment to the 1991 Incentive Plan), and 1,865,199 shares of Common Stock for which options may be granted were available. See "Proposal 3--Amendment to the 1991 Incentive Plan."

     The Board of Directors, in consultation with management, reviewed the Company's executive compensation policy and the 199l Incentive Plan. After a thorough process involving competitive analyses and deliberations, the Board of Directors has determined to adopt an incentive plan based on the Company's book value, rather than market value, that will, in the opinion of the Board of Directors, better reflect and measure the value of the Company and the contributions of the Company's employees, as well as provide a meaningful incentive to employees and greater flexibility to the Company in attracting and retaining highly qualified executives.

     The Compensation Committee adopted, subject to stockholder approval, the 2000 LTI Plan on February 28, 2000 (the "Effective Date").

PLAN SUMMARY

  Administration

     The 2000 LTI Plan will be administered by a committee of at least two "outside" directors designated by the Board of Directors, which committee is currently the Compensation Committee. The Compensation Committee's powers and responsibilities in respect of the 2000 LTI Plan will include the following:
(i) establishing rules and regulations for the proper administration of the 2000 LTI Plan, (ii) determining the eligibility of any individual to participate in the 2000 LTI Plan, (iii) computing the amount of benefits payable to any employee or beneficiary in accordance with the provisions of the 2000 LTI Plan, and (iv) authorizing the payment of benefits from the 2000 LTI Plan.

  Employees Who May Participate

     Every employee of the Company or any of its subsidiaries is eligible to participate in the 2000 LTI Plan. However, the employees entitled to receive grants of Incentive Units (as defined below) or exchange options for Incentive Units shall be determined by the Compensation Committee in its sole discretion. As of March 30, 2000, the Company had approximately 2,650 employees.

  Description of Incentive Units

     The number of incentive units ("Incentive Units") granted to each employee will be determined by the Compensation Committee in its sole discretion. The number of Incentive Units to be received by each employee in exchange for stock options, and the number of stock options that can be exchanged for Incentive Units, will also be determined by the Compensation Committee in its sole discretion. The maximum number of Incentive

Units which may be received by any employee under the 2000 LTI Plan in any calendar year is 500,000, subject to adjustment in the case of reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise. No Incentive Units will be granted under the 2000 LTI Plan more than five years after the Effective Date.

     The initial value (the "Initial Value") of Incentive Units to be granted under the 2000 LTI Plan will be equal to the value of such Incentive Units as of the Valuation Date (as defined) on which the grant occurs, except that the initial value of Incentive Units exchanged for stock options will be equal to the value of such Incentive Units determined as of a Valuation Date selected by the Compensation Committee in its sole discretion. The value of an Incentive Unit is the sum of the Company's total stockholders' equity (adjusted to exclude accumulated comprehensive income and losses), divided by the total number of outstanding shares of Common Stock. A "Valuation Date" is the last business day of each fiscal quarter of the Company.

     In the event of a change in the Company's outstanding Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, there will be substituted for, added to or subtracted from each Incentive Unit then outstanding under the 2000 LTI Plan the number of additional or partial Incentive Units that, in the sole discretion of the Compensation Committee, accurately reflect the effect of such reorganization, recapitalization, stock split, stock dividend, share combination or other such event, and the Initial Value of each Incentive Unit shall also be adjusted by the Compensation Committee if it determines in its sole discretion that such adjustment is appropriate.

  Incentive Units Available

     The Compensation Committee has authorized 5,000,000 Incentive Units for issuance to participants.

  Exchange of Options

     The 1991 Incentive Plan is scheduled to expire on June 28, 2000. The Compensation Committee may, in its sole discretion, permit any one or more employees to exchange options they hold under the 1991 Incentive Plan for Incentive Units under the 2000 LTI Plan.

     Upon adoption of the 2000 LTI Plan by the Compensation Committee on February 28, 2000, the Compensation Committee determined to offer to all employees of the Company and its subsidiaries who hold options under the 1991 Incentive Plan the opportunity to exchange, on a grant-by-grant basis, any or all of their outstanding options, vested or unvested, for Incentive Units, subject to stockholder approval of the 2000 LTI Plan. As of March 31, 2000, the expiration date for the exchange, employees of the Company and its subsidiaries had exchanged options to purchase 2,033,194 shares of Common Stock for 1,508,211 Incentive Units, subject to stockholder approval of the 2000 LTI Plan. The Initial Value of each Incentive Unit to be received in exchange for such stock options is equal to $8.63, the value of such Incentive Unit as of September 30, 1999.

  Vesting and Duration

     Incentive Units will vest cumulatively, in twenty percent (20%) increments, on each anniversary of the date such Incentive Units were granted to the employee or received in exchange for stock options. Vesting will end upon the termination of an employee's employment with the Company or any subsidiary for any reason. Incentive Units may be exercised for six years from the date of grant, subject to the provisions regarding "Termination of Employment" described below.

     In the event of a "Change in Control" of the Company (as defined in the 2000 LTI Plan), all Incentive Units granted by the Compensation Committee under the 2000 LTI Plan will become fully and immediately vested and payable in cash.

  Exercise of Incentive Units, Exercise Price

     Upon exercise of an Incentive Unit, the employee will receive from a subsidiary of the Company in cash the excess, if any, of the value of such Incentive Unit as of the Valuation Date on or, in the event of an exercise between Valuation Dates, immediately preceding the exercise date (the "Final Value"), over the Initial Value of such Incentive Unit (subject to all appropriate withholdings). The value of a partial Incentive Unit will be determined by the same method, but pro rated to reflect the percentage of a whole Incentive Unit reflected by such partial Incentive Unit.

     If an employee received any Incentive Units in exchange for stock options, a special provision of the 2000 LTI Plan governs the cash amount to be received by such employee in the event of a Change in Control of the Company within one year of such exchange of stock options. In such event, the amount to be received (subject to all appropriate withholdings) will be equal to the greater of (i) the amount determined by subtracting the Initial Value from the Final Value of each Incentive Unit pursuant to the procedures described in the immediately preceding paragraph, or (ii) the difference between the market price of the Common Stock at the time of the Change in Control and the exercise price of the stock options exchanged by the employee for Incentive Units, multiplied by the number of shares of Common Stock underlying such stock options.

  Termination of Employment, Transferability

     Upon termination of an employee's employment with the Company or any subsidiary for Good Cause (as defined in the 2000 LTI Plan), the Incentive Units granted to such employee will be immediately forfeited and unexercisable. If an employee's employment is terminated due to his or her death, long-term disability or retirement, the vested Incentive Units granted to such employee will be exercisable for one year, unless, prior to the end of one year, the sixth anniversary of the grant of such Incentive Units occurs. If an employee's employment is terminated for any other reason, the employee will have 90 days to exercise his or her vested Incentive Units, unless, prior to the end of such 90 days, the sixth anniversary of the grant of such Incentive Units occurs.

     An employee may not sell, assign, redeem, pledge, transfer or otherwise encumber an accrued but unpaid Incentive Unit, except by will or the laws of descent and distribution.

  Costs

     The costs and expenses of administering the 2000 LTI Plan will be borne by the Company and will not be charged against any award or to any employee receiving an Incentive Unit.

  Amendment

     The Compensation Committee may amend the 2000 LTI Plan from time to time or suspend or terminate the 2000 LTI Plan at any time. No amendment of the 2000 LTI Plan may be made without approval of the stockholders of the Company if the amendment will (i) increase the maximum number of Incentive Units that may be granted to an individual participant under the 2000 LTI Plan during any particular calendar year, (ii) modify the requirements as to eligibility for participation in the 2000 LTI Plan or (iii) change the vesting provisions of the 2000 LTI Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The discussion below of the principal U.S. federal income tax consequences of Incentive Units under the 2000 LTI Plan is based on federal income tax law and authorities as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary of some of the applicable provisions of federal income tax law.

     Incentive Units. An employee who receives an Incentive Unit will not recognize any taxable income upon the grant of such Incentive Unit. However, the employee generally will recognize ordinary income upon the receipt of cash pursuant to the exercise of an Incentive Unit. The ordinary income recognized with respect to the receipt of cash upon exercise of an Incentive Unit will be subject to both wage withholding and other employment taxes.

     Dividend Equivalents. Holders of Incentive Units who are credited with additional Incentive Units under the 2000 LTI Plan to account for dividends paid on the Common Stock will be taxed with respect to such additional Incentive Units in the manner described in the preceding paragraph (i.e., no income recognition on date of receipt of additional Incentive Units, but rather ordinary income recognition on the date of exercise).

     Company Tax Treatment. A federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income included by the individual with respect to his or her Incentive Units, provided that such amount constitutes an ordinary and necessary business expense to the Company, is reasonable, and the limitations of Sections 280G and 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (discussed below) do not apply.

     Change in Control. In general, if the total amount of payments to an individual that are contingent upon a "change in control" of the Company (as defined in Section 280G of the Code), including payments under the 2000 LTI Plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally such individual's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to the Company and the individual would be subject to a 20% excise tax on such portion of the payments.

     Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (taking into account any deduction with respect to the exercise of an Incentive Unit). One such exception applies to certain performance-based compensation, provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. If the 2000 LTI Plan is approved by its stockholders, the Company believes that Incentive Units granted under the 2000 LTI Plan (other than Incentive Units granted to participants in exchange for options) should qualify for the performance-based compensation exception to Section 162(m) of the Code.

NEW PLAN BENEFITS UNDER THE 2000 LTI PLAN

     The following table sets forth the amount of Incentive Units that have been granted, or exchanged for stock options, as of the date of this proxy statement, to the extent such amounts are determinable, to the persons and groups referred to below, subject to stockholder approval at the meeting.

NAME AND POSITION                                                                        NUMBER OF INCENTIVE UNITS(1)
--------------------------------------------------------------------------------------   ----------------------------
Samuel J. Heyman .....................................................................                    0(2)
  Chairman of the Board

Sunil Kumar ..........................................................................              488,818(3)
  President and Chief Executive Officer

Andrew G. Mueller ....................................................................               41,642(4)
  Executive Vice President, Operations

Richard A. Weinberg ..................................................................                    0(2)
  Executive Vice President, General Counsel and Secretary

Randall R. Lay .......................................................................               30,434(5)
  Executive Vice President and Chief Financial Officer

Susan B. Yoss ........................................................................                    0(2)
  Senior Vice President and Treasurer

Carl R. Eckardt, .....................................................................                    0(2)
  Former Executive Vice President, Corporate Development

Executive Group ......................................................................              575,234(6)

Non-Executive Director Group .........................................................                    0(2)

Non-Executive Employee Group .........................................................            1,055,866(7)

------------------
(1) Issuance of Incentive Units is subject to approval of the 2000 LTI Plan by stockholders.

(2) Messrs. Heyman, Weinberg and Ms. Yoss have elected not to exchange any stock options for Incentive Units. With respect to Mr. Eckardt, Non-Executive Directors are not eligible to participate in the 2000 LTI Plan.

(3) Represents Incentive Units issued in exchange of an option to purchase 500,000 shares of Common Stock. See "Proposal 3--Amendment to the 1991 Incentive Plan."

(4) Represents Incentive Units issued in exchange of options to purchase 60,000 shares of Common Stock.

(5) Represents Incentive Units issued in exchange of options to purchase 128,165 shares of Common Stock.

(6) Represents Incentive Units issued in exchange of options to purchase an aggregate of 728,715 shares of Common Stock held by members of the Executive Group.

(7) Includes 932,977 Incentive Units issued in exchange for options to purchase an aggregate of 1,304,479 shares of Common Stock and grants of an aggregate of 122,889 Incentive Units.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INTERNATIONAL SPECIALTY PRODUCTS 2000 LONG-TERM INCENTIVE PLAN.

                                   PROPOSAL 3
                      AMENDMENT TO THE 1991 INCENTIVE PLAN

BACKGROUND

     The Board of Directors has viewed stock options as an important component of its long-term compensation philosophy, giving employees incentives based upon the appreciation in value of the Common Stock as well as providing a vehicle to attract and retain highly qualified employees. Stock options issued under the 1991 Incentive Plan have served the interests of the Company and its stockholders by aligning compensation with stockholder objectives and by encouraging and rewarding performance.

     The 1991 Incentive Plan currently provides that the maximum number of shares of Common Stock for which options may be granted is 9,000,000. In June 1999, the Board of Directors unanimously approved amending the 1991 Incentive Plan, subject to stockholder approval, to increase by 4,000,000 the maximum number of shares of Common Stock for which options may be granted under the 1991 Incentive Plan to an aggregate of 13,000,000 shares. The Board of Directors also unanimously approved amending the 1991 Incentive Plan, subject to stockholder approval, to increase the limit on the number of shares of Common Stock for which options may be granted to any eligible person during any calendar year from 200,000 to 600,000 shares. These amendments have permitted the Company greater flexibility in attracting and retaining highly qualified employees. The closing price of the Common Stock on the New York Stock Exchange on April 10, 2000 was $6.1875.

     The following is a summary of the principal provisions of the 1991 Incentive Plan as it exists without giving effect to the proposed amendments.

PLAN SUMMARY

     The 1991 Incentive Plan provides for (a) the granting of options to purchase shares of Common Stock to key employees of ISP and its subsidiaries and to non-employee directors of ISP and (b) the sale of Common Stock to key employees of ISP and its subsidiaries. The 1991 Incentive Plan was adopted by the Board of Directors and approved by the sole stockholder of ISP on June 28, 1991, before the initial public offering of the Common Stock. Under the 1991 Incentive Plan, options may be granted from time to time until June 28, 2000, the expiration date of the 1991 Incentive Plan.

     Approximately 2,300 persons are eligible to participate in the 1991 Incentive Plan. The 1991 Incentive Plan is designed to encourage stock ownership by key employees and directors. Its objectives are to provide an increased incentive for employees and directors, to promote the well-being of the Company and to facilitate the efforts of the Company to secure and retain employees and directors of outstanding ability.

  Employees and Directors Who May Participate

     Key employees of ISP and its subsidiaries and non-employee directors of ISP are eligible to receive options under the 1991 Incentive Plan. The selection of eligible employees to receive options is made by the Compensation Committee. The Compensation Committee is advised by the Company's management, including the Company's Chairman, as to whom options should be granted. Awards of options generally are based upon the Compensation Committee's evaluation of an employee's past or potential contribution to ISP or its subsidiaries, such employee's respective grade level and the Company's stock price at the time of grant, as well as the recommendations of the Company's management.

  Grant of Options and Awards

     The Compensation Committee determines the number of shares underlying options to be granted to an employee (including directors who are also employees), the date of the option grant, whether the option is intended to be an incentive stock option or a non-qualified option and the other terms governing the options. There is no stated maximum or minimum number of options or shares which may be issued under the 1991 Incentive Plan to any one eligible person or group of persons, except that currently the number of shares as to which options may be granted to any eligible person during any calendar year is limited to 200,000 shares. If the proposed amendment to the 1991 Incentive Plan is approved, the number of shares as to which options may be granted to any eligible person during any calendar year will be limited to 600,000 shares.

     The 1991 Incentive Plan also provides for an automatic grant to each non-employee director of 5,000 non-qualified stock options upon the commencement of service as a non-employee director and an automatic annual grant of 3,000 non-qualified stock options on each anniversary of the initial grant during the period the person serves as a director.

     Currently, the maximum number of shares for which options may be granted under the 1991 Incentive Plan is 9,000,000. If the proposed amendment to the 1991 Incentive Plan is approved, the maximum number of shares of Common Stock for which approved options may be granted under the 1991 Incentive Plan will be 13,000,000 shares. As of March 30, 2000, options to purchase 7,134,801 shares of Common Stock have been granted, a portion of which was granted in June 1999 subject to stockholder approval of the proposed amendment. The 1991 Incentive Plan also authorizes the sale of up to 1,000,000 shares subject to prescribed restrictions as to disposition or without such restrictions. No options or awards will be granted under the 1991 Incentive Plan after June 28, 2000, the expiration date of the 1991 Incentive Plan.

  Exercise of Options, Exercise Price and Duration

     The exercise price of non-qualified options granted under the 1991 Incentive Plan is determined by the Compensation Committee in its discretion at the time of grant, provided that the exercise price must be at least equal to 50% of the fair market value of the underlying shares on the date of grant. The exercise price of incentive stock options must be at least equal to the fair market value of the underlying shares on the date of grant; provided that if an incentive stock option is granted to a participant (an "Over-Ten-Percent Shareholder") who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock on the date of grant, the exercise price of the option must be at least equal to 110% of the fair market value on the date of the grant. The exercise price may be paid either in cash or, subject to certain limitations, by surrender of shares of the Common Stock owned by the optionee and valued at their then fair market value, or a combination thereof.

     The term of each option granted to an employee and the vesting period thereof is determined by the Compensation Committee in its discretion, except that incentive stock options granted to an Over-Ten-Percent Shareholder may not be exercised more than five years after the date of grant. There is no maximum number of options that may be exercised in any one year.

     The term of each option granted to non-employee directors is nine years. Initial grants vest as to one-third of the shares subject thereto on each of the first through third anniversaries of the date of grant. Subsequent grants become exercisable in full on the first anniversary of the date of grant.

     The vesting of options will be accelerated automatically if at any time following a "Change in Control" (as defined in the 1991 Incentive Plan), the optionee's employment with the Company is terminated without cause by the Company, the optionee's employment is terminated as a result of death or permanent disability or such optionee terminated his employment for "Good Reason" (as defined in the 1991 Incentive Plan).

  Termination of Employment, Transferability

     On termination of employment for any reason except death or disability, an optionee may, at any time before the earlier to occur of the expiration of 90 days after the date of termination or the expiration date of an option, exercise any option or portion thereof which was vested on the date of termination. If an optionee's employment or service as a non-employee director is terminated as a result of his death or disability, the optionee or the persons to whom the option is transferred by will or the laws of descent and distribution may, at any time within one year after the date of death or disability but not later than the expiration date of the option, exercise the option to the extent the optionee was entitled to do so on the date of death or disability. Subject to the foregoing, non-employee directors have the right to exercise vested options not later than the earlier to occur of the expiration date of the option or the expiration of 60 days following the date service as a director ceases.

     The 1991 Incentive Plan permits option agreements to contain limited stock appreciation rights ("Limited Rights"). Under the Limited Rights, should a tender or exchange offer for the Common Stock be made by a bidder other than the Company, the optionee would be entitled to surrender any option or portion thereof (regardless of the extent to which the option was then exercisable) and to receive cash or Common Stock (or a combination thereof), as determined by the Compensation Committee, equal to the difference between the aggregate fair market value of the shares subject to options on the date of surrender (as determined in accordance with the Limited Rights) and the aggregate exercise price.

     Nothing in the 1991 Incentive Plan or any option agreement executed in accordance therewith confers on any employee any right to continue in the employ of the Company (or any of its subsidiaries) or affects the right of the Company (or any subsidiary) to terminate such employee's employment at any time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The discussion below is based on federal income tax law and authorities as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex and the discussion represents only a general summary of some of the applicable provisions of federal income tax law.

     Incentive Stock Options. Incentive stock options ("ISOs") granted under the 1991 Incentive Plan are intended to meet the definitional requirements of
Section 422(b) of the Code for "incentive stock options." An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by the Company from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three-month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after these requisite periods, the ISO will be treated as an NSO (as defined below) and will be subject to the rules set forth below under the caption "Non-Qualified Options."

     Further, if after exercising an ISO, an employee disposes of the Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will normally recognize a capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period, thereby making a "disqualifying disposition," the employee would realize ordinary income on the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, would be long-term capital gain (provided the holding period for the shares exceeded 12 months and the employee held such shares as a capital asset at such time).

     The Company is not allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, however, the Company generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Sections 280G and 162(m) of the Code (described below) do not apply.

     Non-Qualified Options. Non-qualified stock options ("NSOs") granted under the 1991 Incentive Plan are options that do not qualify as ISOs. An employee who receives an NSO does not recognize any taxable income upon the grant of such NSO. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of (i) the fair market value of the shares of Common Stock at the time of exercise over (ii) the exercise price.

     The ordinary income recognized with respect to the receipt of shares upon exercise of an NSO will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an NSO, upon the election of the employee the Company may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the individual or by the employee tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

     A federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income included by the individual with respect to his or her NSO, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Section 280G and 162(m) of the Code (described below) do not apply.

     If an individual exercises an NSO by delivering shares of Common Stock to the Company, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NSO as if he or she paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction.

     Change in Control. As described above, upon a "Change in Control" (as defined in the 1991 Incentive Plan), if certain subsequent events occur, all the then outstanding stock options will immediately become exercisable. In general, if the total amount of payments to an individual that are contingent upon a "change of control" of the Company (as defined in Section 280G of the Code), including payments under the 1991 Incentive Plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five complete years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to the Company and the individual would be subject to a 20% excise tax on such portion of the payments.

     ERISA. The 1991 Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (taking into account any deduction with respect to the exercise of a stock option). One such exception applies to certain performance-based compensation, provided that such compensation has been approved by its stockholders in a separate vote and certain other requirements are met. If approved by its stockholders, the Company believes that stock options granted under the 1991 Incentive Plan generally should qualify for the performance-based compensation exception to Section 162(m) of the Code. The Compensation Committee's present intention is to structure compensation to be tax-deductible; provided, however, that it retains the right to authorize compensation that does not qualify for income tax deductibility.

     Certain options granted in June 1999 under the 1991 Incentive Plan are subject to stockholder approval of the proposed amendment. The following table sets forth the options that have been granted to the persons and groups referred to below under the 1991 Incentive Plan in 1999, subject to stockholder approval of the proposed amendment to the 1991 Incentive Plan:

                                                                                               NUMBER OF SECURITIES
NAME AND POSITION                                                                              UNDERLYING OPTIONS(1)
--------------------------------------------------------------------------------------------   ---------------------
Samuel J. Heyman ...........................................................................         (2)
     Chairman of the Board

Sunil Kumar ................................................................................           500,000(3)
     President and Chief Executive Officer

Richard A. Weinberg ........................................................................            45,140
     Executive Vice President, General Counsel and Secretary

Andrew G. Mueller ..........................................................................            35,000
     Executive Vice President, Operations

Randall R. Lay .............................................................................            32,500
     Executive Vice President and Chief Financial Officer

Susan B. Yoss ..............................................................................            29,500
     Senior Vice President and Treasurer

Carl R. Eckardt ............................................................................         (4)
     Former Executive Vice President, Corporate Development

Executive Group ............................................................................           671,140(4)

Non-Employee Directors .....................................................................         (2)

Non-Executive Employee Group ...............................................................         2,234,330

------------------
(1) The dollar value of the options is not readily ascertainable. See "Compensation of Executive Officers of the Company--Options and Stock Appreciation Rights" for potential realizable value at certain assumed rates of return.

(2) The proposed amendment to the 1991 Incentive Plan does not affect the options held by this person or group.

(3) Subject to stockholder approval of both the proposed amendment to the 1991 Incentive Plan and the proposed 2000 LTI Plan, Mr. Kumar has elected to exchange these options for 488,818 Incentive Units. See "Proposal
    No. 2--Adoption of the International Specialty Products 2000 Long-Term Incentive Plan."

(4) Excludes options to purchase 59,720 shares of Common Stock granted to Mr. Eckardt in June 1999 that were cancelled in accordance with their terms upon Mr. Eckardt's retirement from the Company in November 1999.

     If the proposed amendment is approved, the options described above will become effective, and, until June 28, 2000, key employees, including the executive officers named in the Summary Compensation Table, will be eligible to receive, at the discretion of the Compensation Committee, future grants of options as the Compensation Committee in its discretion may determine. See "Proposal No. 2--Adoption of the International Specialty Products 2000 Long-Term Incentive Plan."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE PROPOSED AMENDMENT TO THE 1991 INCENTIVE PLAN

                         INDEPENDENT PUBLIC ACCOUNTANTS

     No accounting firm has been selected to date to audit the accounts of the Company for 2000. No such selection shall be made without the recommendation and approval of ISP's Audit Committee.

     Arthur Andersen LLP performed the audit of the Company's accounts in 1999. A representative of Arthur Andersen is expected to be present at the meeting to answer appropriate questions that may be asked by stockholders and will have an opportunity to make a statement.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals of security holders intended for possible action at the 2001 Annual Meeting of Stockholders must be received by the Company at its principal executive offices prior to December 21, 2000. All proposals received will be subject to the applicable rules of the Securities and Exchange Commission. A duly executed proxy given in connection with the 2001 Annual Meeting of Stockholders will confer discretionary authority on the persons named as proxies in such proxy, or any of them, to vote at such meeting on any matter of which the Company does not have written notice on or before March 6, 2001, without advice in the Company's proxy statement as to the nature of such matter.

                                 OTHER MATTERS

     The cost of the solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by telephone, telegraph or personal interview by employees of ISP without additional compensation.

     The Company will reimburse brokerage firms, banks, trustees, nominees and other persons authorized by the Company for their out-of-pocket expenses in forwarding proxy material to the beneficial owners of Common Stock.

     Management does not know of any other matters that will be presented at the meeting other than matters incident to the conduct thereof. However, if any matters properly come before the meeting or any adjournment or postponement thereof, it is intended that the persons named in the accompanying proxy will vote thereon in their discretion.

     For a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission, please contact: Stockholder Relations Department, International Specialty Products, 1361 Alps Road, Wayne, New Jersey 07470.

                                                   By Order of the Board of
                                                           Directors

                                                 /s/  Richard A. Weinberg
                                                 -------------------------
                                                      RICHARD A. WEINBERG
                                                           Secretary

Wayne, New Jersey
April 19, 2000

                                                                         ANNEX A

                        INTERNATIONAL SPECIALTY PRODUCTS

                         2000 LONG-TERM INCENTIVE PLAN
                                  INTRODUCTION

     International Specialty Products Inc., a Delaware corporation (hereinafter referred to as the "Corporation"), hereby establishes an incentive compensation plan to be known as the "INTERNATIONAL SPECIALTY PRODUCTS 2000 LONG-TERM INCENTIVE PLAN" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Incentive Units (as hereafter defined) to eligible employees of the Corporation and the Subsidiaries (as hereafter defined). The Plan provides for a long-term incentive system that supports the Corporation's business strategy and emphasizes pay-for-performance by tying reward opportunities to corporate goals.

     The Plan shall become effective on February 28, 2000 (the "Effective Date"), the date on which the Plan was adopted by the Committee (as hereafter defined), provided that the Plan is approved by the stockholders of the Corporation at an annual meeting, any special meeting or by written consent of the stockholders of the Corporation within 12 months of the Effective Date, and such approval of the stockholders shall be a condition to the right of each participant to receive any Incentive Units hereunder. Any Incentive Units granted under the Plan prior to such approval of the stockholders shall be effective as of the date of grant, but no such Incentive Unit may be exercised and no restrictions relating to any Incentive Unit may lapse prior to such stockholder approval, and if the stockholders fail to approve the Plan as specified hereunder, any such Incentive Unit shall be cancelled. This Plan shall terminate five (5) years after Effective Date (unless sooner terminated by the Committee).

                                 I DEFINITIONS

     For purposes of this Plan, the following terms shall be defined as follows unless the context clearly indicates otherwise:

          (a) "Board of Directors" or "Board" shall mean the Board of Directors of the Corporation.

          (b) "Change in Control of the Corporation" shall be deemed to have occurred if the Heyman Group ceases to have, in the aggregate, directly or indirectly, at least 20% of the voting power of the Corporation. The "Heyman Group" shall mean (i) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the voting stock is owned by Samuel J. Heyman, his heirs, administrators or executors and (ii) any entity controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors.

          (c) "Code" shall have the meaning set forth in Section II(a) hereof.

          (d) "Corporation" shall have the meaning set forth in the Introduction.

          (e) "Committee" shall have the meaning set forth in Section II(a) hereof.

          (f) "Effective Date" shall have the meaning set forth in the Introduction.

          (g) "Employee" shall mean a common-law employee of the Corporation or of any Subsidiary.

          (h) "Exercise Date" shall have the meaning set forth in Section IV(f) hereof.

          (i) "Final Value" shall have the meaning set forth in Section IV(g) hereof.

          (j) "Good Cause" shall, with respect to any Employee, mean (i) the Employee's willful or gross misconduct or willful or gross negligence in the performance of his duties for the Corporation or for any Subsidiary,
     (ii) the Employee's intentional or habitual neglect of his duties for the Corporation or for any Subsidiary, (iii) the Employee's theft or misappropriation of funds of the Corporation or of any Subsidiary, fraud, criminal misconduct, breach of fiduciary duty or dishonesty in the performance of his duties on behalf of the Corporation or any Subsidiary or commission of a felony, or crime of moral turpitude or any other conduct reflecting adversely upon the Corporation or any Subsidiary or (iv) the Employee's violation of any covenant not to compete or not to disclose confidential information with respect to the Corporation or any Subsidiary.

          (k) "Incentive Unit" shall mean a bookkeeping item equal in value, as of any Valuation Date, to (i) the Corporation's total stockholders' equity (adjusted to exclude accumulated comprehensive income and losses) divided by (ii) the total number of outstanding shares of the Corporation's common stock, all determined as of such Valuation Date. The value of each Incentive Unit as of a Valuation Date, the determination of accumulated comprehensive income and losses as of a Valuation Date and the number of outstanding shares of the Corporation's common stock as of a Valuation Date shall each be determined by the Committee in its sole discretion.

          (l) "Initial Value" shall have the meaning set forth in Section IV(a) hereof.

          (m) "Options" shall mean options granted to any Employee under the Corporation's 1991 Incentive Plan for Key Employees and Directors, as amended.

          (n) "Plan" shall have the meaning set forth in the Introduction.

          (o) "Retirement" shall mean an Employee's termination of employment after (i) he attains age fifty-five (55) and (ii) the sum of his age and the number of his years of service with the Corporation and/or any Subsidiary equals sixty (60) or more.

          (p) "Subsidiary" shall mean a corporation or other entity of which more than fifty percent (50%) of the aggregate of its outstanding voting securities are owned directly or indirectly by the Corporation.

          (q) "Valuation Date" shall mean the last day of business of each fiscal quarter of the Corporation.

                               II ADMINISTRATION

          (a) Administration; Term of Office; Appointment of Chairperson. The Plan shall be administered by a committee (the "Committee") appointed by the Board from among its members and shall be comprised, unless otherwise determined by the Board, of not less than two members each of whom shall be an "outside director" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Each member of the Committee shall hold office until the date that he or she resigns from the Committee or is removed from membership on the Committee by action of the Board. In the event an individual for any reason ceases to be a member of the Committee, the Board shall appoint another qualified individual to serve on the Committee. The members of the Committee shall choose from among themselves one such member to serve as chairperson of the Committee.

          (b) Place of Meeting. Meetings of the Committee shall be held at the principal office of the Corporation or at such other place as the chairperson of the Committee may from time to time determine or as shall be designated in the respective notices or waivers of notice thereof.

          (c) Regular Meetings. Regular meetings of the Committee shall be at such time as the Committee may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.

          (d) Special Meetings. Special meetings of the Committee may be called by the chairperson of the Committee or by a majority of the members of the entire Committee.

          (e) Notice of Meetings. Notice of each meeting of the Committee shall be given by the chairperson of the Committee as hereinafter provided in this Section 2(e) in which notice shall be stated the time and place of the meeting. Except as otherwise required by this Plan, such notice need not state the purposes of such meeting. Notice of each such meeting shall be mailed, postage prepaid, to each member of the Committee, addressed to him at his residence or usual place of business, by first-class mail, at least two days before the day on which such meeting is to be held, or shall be sent addressed to him at such place by telecopy, or be delivered to him personally or by telephone or E-Mail, at least twenty-four (24) hours before the time at which such meeting is to be held. Notice of any such meeting need not be given to any member of the Committee who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to him.

          (f) Quorum and Manner of Acting. Except as hereinafter provided, a majority of the members of the entire Committee shall constitute a quorum for the transaction of business and the vote of a majority of the

     Committee members present at the time of the vote shall be the act of the Committee. In the absence of a quorum at any meeting of the Committee, a majority of the Committee members present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to the Committee members who were not present at the time of the adjournment and, unless such time and place were announced at the meeting at which the adjournment was taken, to the other Committee members. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The Committee members shall act only as a Committee and the individual Committee members shall have no power as such. In the event any Committee member is disqualified from acting on a specific matter pursuant to Section 2(k) hereof, such individual shall not be taken into account in determining whether a quorum of the Committee exists for taking action with respect to such matter.

          (g) Action Without a Meeting. Any action required or permitted to be taken by the Committee at a meeting may be taken without a meeting if all members of the Committee consent in writing to the adoption of a resolution authorizing such action. The resolution and written consents thereto by the members of the Committee shall be filed with the minutes of the proceedings of the Committee.

          (h) Telephonic Participation. Any one or more members of the Committee may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

          (i) Organization. At each meeting of the Committee, the chairperson of the Committee, or in his absence or inability to act, another Committee member chosen by a majority of the Committee members present, shall act as chairperson of the meeting and preside thereat. Any person (who need not be a member of the Committee) appointed by the chairperson of the Committee shall act as secretary of the meeting and keep the minutes thereof.

          (j) Compensation. Members of the Committee shall be compensated for service as a Committee member as determined by the Board of Directors.

          (k) Disqualification. Each member of the Committee shall be disqualified from acting as such with respect to all matters that concern such person individually.

          (l) Responsibilities of the Committee. The Committee has all responsibilities for controlling and administering the Plan as set forth hereunder. Specifically, the Committee will have certain specific powers, responsibilities, and duties, including, but not limited to, the following:

             (i) to establish and enforce certain rules, regulations, and procedures as it deems necessary or proper for the efficient administration of the Plan;

             (ii) to interpret the Plan, with its interpretations made in good faith to be final and conclusive, and to decide all questions concerning the Plan;

             (iii) to determine the eligibility of any individual to participate in the Plan, and to require any person to furnish any information as it may request to properly administer the Plan as a condition to that person receiving any benefit under the Plan;

             (iv) to compute the amount of benefits that are payable to any Employee or beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom those benefits will be paid; and

             (v) to authorize the payment of benefits from the Plan.

                         III ELIGIBILITY TO PARTICIPATE

     Each individual who is an Employee of the Corporation, or of any Subsidiary, shall be initially eligible to participate in the Plan. Notwithstanding the above, the identity of the Employees who will be entitled to receive grants of Incentive Units under this Plan or exchange Options for Incentive Units shall be determined by the Committee in its sole discretion. No individual shall automatically be entitled to receive a grant of Incentive Units or exchange Options for Incentive Units solely because he is classified as an Employee.

                               IV INCENTIVE UNITS

          (a) Grant of Incentive Units. The Committee may, in its sole discretion, grant Incentive Units to any one or more Employees. The number of Incentive Units granted to each Employee shall be determined by the Committee in its sole discretion. Subject to adjustment as provided in
     Section IV(d) below, the maximum number of Incentive Units which may be granted to any individual participant under the Plan (including Incentive Units granted to a participant in exchange for Options) during any particular calendar year shall not exceed 500,000. Incentive Units may only be granted on a Valuation Date. Subject to adjustment as provided in
     Section IV(d) below, the "Initial Value" of any Incentive Unit granted under this Plan shall be equal to the value of such Incentive Unit determined (under Section I(k) hereof) as of the Valuation Date on which such Incentive Unit is granted.

          (b) Exchange of Options for Incentive Units. The Committee may, in its sole discretion, permit any one or more Employees to exchange Options for Incentive Units on a Valuation Date. The number of Incentive Units to be received by each Employee in exchange for Options, and the number of Options that can be exchanged for Incentive Units, shall be determined by the Committee in its sole discretion. Notwithstanding anything in this Plan to the contrary, the "Initial Value" of any Incentive Unit received in exchange for Options shall be equal to the value of such Incentive Units determined (under Section I(k) hereof) as of a Valuation Date selected by the Committee in its sole discretion.

          (c) Dividend Equivalents. Each Employee who has been granted one or more Incentive Units under this Plan or has exchanged Options for Incentive Units shall be credited with additional whole or partial Incentive Units as of any date that dividends are declared on the Corporation's common stock. As of each such date, the number of whole and/or partial Incentive Units credited under this Section IV(c) shall be determined by multiplying the number of Incentive Units otherwise held by the Employee by a fraction, the numerator being the amount of the dividend payable on one share of the Corporation's common stock and the denominator being the value of an Incentive Unit as calculated pursuant to Section I(k) hereof as of the date the dividend is declared.

          (d) Recapitalization, Etc. In the event there is any change in the outstanding common stock of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, there shall be substituted for, added to or subtracted from each Incentive Unit then outstanding under the Plan the number of additional or partial Incentive Units that, in the sole discretion of the Committee, shall accurately reflect the effect of such reorganization, recapitalization, stock split, stock dividend, share combination or other such event, and the Initial Value of each Incentive Unit shall also be adjusted by the Committee if it determines in its sole discretion that such adjustment is appropriate.

          (e) Vesting in Incentive Units. The Incentive Units granted to an Employee or received by an Employee in exchange for Options (including any additional whole or partial Incentive Units credited to the Employee as a result of the payment of a dividend on the Corporation's common stock or a recapitalization) shall vest cumulatively, in twenty percent (20%) increments, on each anniversary of the date such Incentive Units were granted to the Employee or received in exchange for Options and such vesting shall end upon the termination of an Employee's employment with the Corporation or any subsidiary for any reason whatsoever. However, (i) such Incentive Units will become fully and immediately vested and payable in cash (pursuant to the terms of Section IV(g) hereof) in the event of a Change in Control of the Corporation and (ii) such Incentive Units, to the extent not then exercised, shall become immediately forfeited and totally unexercisable upon the termination of an Employee's employment with the Corporation or any Subsidiary for Good Cause.

          (f) Exercise of Incentive Units. Subject to the following, an Employee may exercise his vested Incentive Units at such times as are determined by the Committee in its sole discretion (an "Exercise Date"). Notwithstanding the preceding sentence, and subject to the forfeiture rules set forth in Section IV(e) hereof, no Incentive Unit may be exercised after the earlier of (i) the sixth (6th) anniversary of the date the Incentive Unit is granted or (ii) the later of (A) one year after the Employee's termination of employment with the Corporation or any Subsidiary due to his
     (1) death, (2) long-term disability or (3) Retirement or (B) ninety
     (90) days after the Employee's termination of employment for any other reason. Any and all of an Employee's Incentive Units that are not timely exercised shall become null and void and totally unexercisable. An Employee shall exercise his vested Incentive Units by completing a Notice of

     Exercise Form in the form of Exhibit A hereto, and delivering such form to the Corporation in accordance with the notice provisions set forth herein.

          (g) Value of Incentive Unit Upon Exercise; Guarantee. Upon the exercise of an Incentive Unit, the Employee shall receive from ISP Management Company, Inc. in cash the excess, if any, of the "Final Value" of such Incentive Unit (which Final Value shall equal the value of the Incentive Unit determined under Section I(k) hereof as of the Valuation Date on or, in the event of an exercise between Valuation Dates, immediately preceding the Exercise Date) over the Initial Value of such Incentive Unit. The value of a partial Incentive Unit shall be determined under the immediately preceding sentence, but pro rated to reflect the percentage of a whole Incentive Unit reflected by such partial Incentive Unit. The payment obligations of ISP Management Company, Inc. hereunder are fully and unconditionally guaranteed by its parent company, ISP Opco Holdings Inc.

          (h) Special Rule for Incentive Units Received in Exchange for Stock Options. If any Employee receives, pursuant to Section IV(b) hereof, any Incentive Units in exchange for Options, in the event of a Change in Control of the Corporation within one year of such exchange, the cash amount received by such Employee (subject to all appropriate withholdings) shall be equal to the greater of (i) the amount determined under Section IV(g) hereof or (ii) the "Traded In Stock Option Gain" which will equal the difference between the stock price at the time of the Change in Control of the Corporation and the grant price of the Options traded in, multiplied by the number of shares of the Corporation's common stock covered by the Options traded in by the Employee.

                           V MISCELLANEOUS PROVISIONS

          (a) Assignment or Transfer. No right to any accrued but unpaid Incentive Unit shall be sold, assigned, redeemed, pledged, transferred or otherwise encumbered by an Employee except by will or the laws of descent and distribution.

          (b) Withholding Taxes. The Corporation or the appropriate Subsidiary shall have the right to deduct from all cash payments hereunder any federal, state, local or foreign income and employment taxes required by law to be withheld with respect to such payments.

          (c) Costs and Expenses. The costs and expenses of administering the Plan shall be borne by the Corporation and shall not be charged against any award nor to any Employee receiving an Incentive Unit.

          (d) Funding of Plan. The Plan shall be unfunded. The Corporation shall not be required to segregate any of its assets to assure the payment of any Incentive Unit under the Plan. Neither the Employees nor any other persons shall have any interest in any fund or in any specific asset or assets of the Corporation or any other entity by reason of any accrued but unpaid Incentive Unit. The interests of each Employee hereunder are unsecured and shall be subject to the general creditors of the Corporation and the applicable Subsidiaries.

          (e) Other Incentive Plans. The adoption of the Plan does not preclude the adoption by appropriate means of any other incentive plan for Employees of the Corporation or any Subsidiary.

          (f) Plurals and Gender. Where appearing in this Plan, masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, unless the context clearly indicates a different meaning.

          (g) Headings. The headings and sub-headings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

          (h) Severability. In case any provision of this Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

          (i) Liability and Indemnification. (i) Neither the Corporation nor any Subsidiary shall be responsible in any way for any action or omission of the Committee, or any other fiduciaries in the performance of their duties and obligations as set forth in this Plan. Furthermore, neither the Corporation nor any Subsidiary shall be responsible for any act or omission of any of their agents, or with respect to reliance upon advice of their counsel, provided that the Corporation and/or the appropriate Subsidiary relied in good faith upon the action of such agent or the advice of such counsel.

             (ii) Neither the Corporation, any Subsidiary, the Committee, nor any agents, employees, officers, directors or stockholders of any of them, nor any other person shall have any liability or responsibility with respect to this Plan, except as expressly provided herein.

          (j) Incapacity. If the Committee shall receive evidence satisfactory to it that a person entitled to receive payment of, or exercise, any Incentive Unit is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such Incentive Unit and to give a valid release thereof, and that another person or an institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person shall have been duly appointed, the Committee may make payment of such Incentive Unit otherwise payable to such person to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company), and the release by such other person or institution shall be a valid and complete discharge for the payment or exercise of such Incentive Unit.

          (k) Cooperation of Parties. All parties to this Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Plan or any of its provisions.

          (l) Governing Law. All questions pertaining to the validity, construction and administration of the Plan shall be determined in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles.

          (m) Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Corporation or any Subsidiary and any Employee, as a right of any Employee to be continued in the employment of the Corporation or any Subsidiary, or as a limitation on the right of the Corporation or any Subsidiary to discharge any of its Employees, at any time, with or without cause.

          (n) Notices. Each notice relating to this Plan shall be in writing and delivered in person, by recognized overnight courier or by certified mail to the proper address. Except as otherwise provided in any Incentive Unit award agreement with respect to the exercise thereunder, all notices to the Corporation or the Committee shall be addressed to it at 1361 Alps Road, Wayne, New Jersey 07470, Attn: Senior Vice President Human Resources. All notices to Employees, former Employees, beneficiaries or other persons acting for or on behalf of such persons shall be addressed to such person at the last address for such person maintained in the Corporation's records.

                      VI AMENDMENT OR TERMINATION OF PLAN

     The Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. No amendment of the Plan may be made without approval of the stockholders of the Corporation if the amendment will (i) increase the maximum number of Incentive Units that may be granted to an individual participant under the Plan during any particular calendar year as set forth in
Section IV(a) hereof; (ii) modify the requirements as to eligibility for participation in the Plan; or (iii) change the vesting provisions provided hereunder. In the event the Plan is terminated for any reason, the vesting, exercise, and expiration provisions, as described in this Plan, for all Incentive Units granted up to and including the date of the termination of the Plan, will remain in effect.

                                                                       EXHIBIT A

                        INTERNATIONAL SPECIALTY PRODUCTS

                            NOTICE OF EXERCISE FORM
                           LONG-TERM INCENTIVE UNITS

Human Resources Department
International Specialty Products
1361 Alps Road
Wayne, New Jersey 07470
Attention: Compensation

Dear Sir/Madam:

     Pursuant to the provisions of the International Specialty Products 2000 Long-Term Incentive Plan (the "Plan"), pursuant to which you have granted to me Incentive Units, I hereby notify you that I elect to exercise the Incentive Units indicated on this Notice of Exercise Form. I understand that the terms of this exercise, and the amount of cash (subject to income tax and all other applicable withholding) I will receive pursuant to such exercise, shall be determined under the terms of the Plan.

1.     Name (Please Print)
                                  --------------------------------------------

       Social Security # (US Only)
                                  --------------------------------------------

       Work Location
                                  --------------------------------------------

       Company Telephone Number
                                  --------------------------------------------

       Home Address
                                  --------------------------------------------

                                  --------------------------------------------

                                  --------------------------------------------

       Home Telephone Number
                                  --------------------------------------------

2.     I would like to exercise the following Incentive Units:

  DATE OF INCENTIVE                                     INCENTIVE UNIT VALUE AT
     UNIT GRANT                # OF INCENTIVE UNITS          TIME OF GRANT
-------------------------------------------------------------------------------
|                          |                          |                       |
-------------------------------------------------------------------------------
|                          |                          |                       |
-------------------------------------------------------------------------------
|                          |                          |                       |
-------------------------------------------------------------------------------
|                          |                          |                       |
-------------------------------------------------------------------------------


____________________________________
Signature and Date

* Please call Human Resources, Compensation, at 973-628-3578, if you need to verify the number of exercisable Incentive Units.

                                   APPENDIX I
                               FORM OF PROXY CARD

                      INTERNATIONAL SPECIALTY PRODUCTS INC.

             Proxy for the Annual Meeting to be held at 10:00 a.m.,
                       local time, on Monday, May 15, 2000
            Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor,
                               New York, New York

         The undersigned hereby appoints Richard A. Weinberg and Randall R. Lay, and each of them, proxies, with full power of substitution, to represent and to vote and act with respect to all of the undersigned's shares of common stock of International Specialty Products Inc. at the Annual Meeting of Stockholders of International Specialty Products Inc. to be held on Monday, May 15, 2000, and at any adjournment or postponement thereof, as designated herein upon the proposals set forth herein and, in their discretion, upon such other matters as may properly be brought before the meeting.

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. When properly executed it will be voted as directed by the stockholder but, unless otherwise specified, it will be voted FOR the Election of Directors and FOR Items 2 and 3.

Change of Address

______________________________          INTERNATIONAL SPECIALTY PRODUCTS INC.
______________________________          P.O. BOX 11028
______________________________          NEW YORK, N.Y. 10203-0028

(continued on reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1. ELECTION OF DIRECTORS

FOR all nominees      WITHHOLD AUTHORITY to vote          *EXCEPTIONS
listed below     [ ]  for all nominees listed below  [ ]              [ ]

Nominees: Charles M. Diker, Carl R. Eckardt, Harrison J. Goldin, Samuel J. Heyman, Sanford Kaplan, Sunil Kumar, and Burt Manning

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ________________________________________________________


2. ADOPTION OF THE INTERNATIONAL SPECIALTY PRODUCTS 2000 LONG-TERM INCENTIVE
   PLAN

FOR      [ ]            AGAINST  [ ]                    ABSTAIN [ ]



3. APPROVAL OF AMENDMENT TO THE 1991 INCENTIVE PLAN FOR KEY EMPLOYEES AND DIRECTORS

FOR      [ ]            AGAINST  [ ]                    ABSTAIN [ ]


4. Such other business as may properly come before the meeting and any adjournment or postponement thereof.

                                             Change of Address
                                             On Reverse Side ____

                                    Please vote, sign and date this proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States. Your signature(s) should correspond with the name(s) appearing in the space at the left. Where signing in a fiduciary or representative capacity, please give your full title as such. If shares are held in more than one capacity, this proxy will be deemed to vote all shares held in all capacities.

                                    Dated ________________________________, 2000

                                    ____________________________________________
                                                      Signature

                                    ____________________________________________
                                              Signature, if held jointly


Please Sign, Date and Return the Proxy           Votes must be indicated
Card Promptly Using the Enclosed Envelope.      (x) in black or blue ink.  X